Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

TransGuard Signs Agreements to Enhance Insurance Business

CHICAGO, June 21, 2005 — TransGuard Insurance Co. of America, Inc., a subsidiary of SIRVA, Inc. (NYSE: SIR), a global relocation services provider, has signed agreements to reduce the impact on its customers of the recent rating action by A.M. Best Co.  A.M. Best changed its rating of TransGuard from A- (Excellent) to B++ (Very Good) on April 27, 2005.

As a solution for its customers doing business with the military, on May 19, 2005, TransGuard entered into an agreement with Avalon Risk Management to place the military portion of its Moving and Storage line with Lincoln General Insurance Company, part of the Kingsway Financial Group.  Lincoln General currently is rated A- (Excellent) by A.M. Best and will supply the proper coverage and certificates of insurance on all military exposures for the insureds of TransGuard, where coverage with an “A- rated or better” company is required.

For the remaining lines of its business (excluding workers’ compensation), TransGuard has signed an agreement with Hannover Re to provide additional protection, subject to the terms and conditions of the agreement, for the sole purpose of enhancing TransGuard’s policyholders’ and creditors’ position.

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Hannover Re, rated A (Excellent) by A.M. Best, will supplement TransGuard’s existing reinsurance by assuming 100 percent of its net retained losses for coverage provided through the National Association of Independent Truckers (NAIT) and for the moving and storage (non-military) business. This coverage, which represents an interim agreement that will commute when SIRVA decides from among the strategic options currently under review, supplements TransGuard’s existing reinsurance coverages resulting in complete “A- rated or better” backing of these policies while no direct liability against TransGuard’s policyholders is assumed.

“Our customers’ and brokers’ initial reaction has been very positive regarding these actions,” said Larry Writt, president of TransGuard.  “We are working hard to make sure customers get the coverage and security they require.”

More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation any loss of premium volume in spite of the arrangements described in this release and those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports we submit to the SEC from time to time.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

Media Contacts

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

Judy Wohlt

Manager

Corporate Communications

630.468.4886 (work)

630.802.1299 (cell)

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